Exhibit 99.1
Dollar Tree, Inc. Reports Strong Second Quarter Results

•Total sales growth of 7.0%
•Comparable store net sales increased 3.7% on top of 6.5% last year
•Comparable store net sales growth included a 3.3% increase in average ticket and a 0.4% increase in traffic
•Diluted EPS of $2.70, including a $1.31 benefit related to the net impact of tariff refunds1
•Operating income margin expanded 900 basis points including a 650 basis point benefit related to the net impact of tariff refunds
•Adjusted operating income margin expanded 890 basis points including a 650 basis point benefit related to the net impact of tariff refunds
•Returned $605 million to shareholders through share repurchases in Q2
•Increasing fiscal 2026 adjusted EPS outlook to a range of $7.70 to $8.05 including an approximate $0.60 benefit related to the net impact of tariff refunds
•Q3 fiscal 2026 outlook of 3% to 4% comparable net sales growth and adjusted EPS of $0.80 to $0.95 including a $0.50 impact related to tariff refund reinvestments

CHESAPEAKE, Va. – August 27, 2026 – Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its second quarter ended August 1, 2026.

"What continues to set Dollar Tree apart is our ability to deliver value, convenience, and the excitement of discovery all in one shopping trip,” said Mike Creedon, Chief Executive Officer. “Positive traffic trends helped drive strong comparable sales growth and EPS exceeded the high end of our outlook. Our strategies are unlocking a better assortment in better-run stores, while allowing us to engage customers in more relevant and compelling ways. While we are proud of the progress we have made, we are even more focused on the opportunities ahead as we continue investing in the customer experience, strengthening the business, and driving profitable long-term growth."

Additional Business Highlights

•Opened 75 new Dollar Tree stores during the quarter

•Converted or added about 710 stores to the Dollar Tree multi-price format, ending the quarter with approximately 6,600 multi-price stores

•Generated $922 million of net cash provided by operating activities from continuing operations and $675 million of free cash flow

•Q3 quarter-to-date share repurchases totaled $5.3 million

1 Net impact of tariff refunds includes the impact of IEEPA tariff refunds totaling $383 million, including $369 million in cost of sales and $14 million of interest in other income, net, reinvestment expenses totaling $22 million in cost of sales and $15 million in selling, general and administrative expenses, and $13 million of certain duties on aluminum pans and paper plates recorded in cost of sales, all net of tax

•Ended the quarter with 9,436 stores across the Dollar Tree U.S. and Dollar Tree Canada banners

Second Quarter 2026 Key Operating Results (unaudited) (from continuing operations unless otherwise noted)
(Compared to same period fiscal 2025)	Q2 Fiscal 2026	Change

Net Sales	$4.9B	7.0%
Same-Store Net Sales Growth	3.7%
Operating Income	$690M	198.7%
Diluted EPS	$2.70	260.0%
Adjusted Operating Income[1]	$690M	192.4%
Adjusted Diluted EPS[1]	$2.70	250.6%
[1] For the second quarter of 2025, adjustments are for strategic review costs. See "Reconciliation of Non-GAAP Financial Measures" below for detailed schedules of this adjustment for the prior year comparable period.

Second Quarter Results

Results for the second quarter ended August 1, 2026 are presented on a continuing operations basis. Continuing operations reflect the results of the Dollar Tree U.S. and Dollar Tree Canada banners.

Unless otherwise noted, all comparisons are to the prior-year second quarter ended August 2, 2025 for the results of continuing operations.

Net sales increased 7.0% to $4.9 billion. Comparable store net sales increased 3.7%, driven by a 3.3% increase in average ticket and a 0.4% increase in traffic.

Gross profit margin increased 850 basis points to 42.9% and included 680 basis points related to the net impact of tariff refunds. The remaining improvement in gross margin rate was primarily driven by lower tariff rates, favorable shrink, and occupancy leverage, partially offset by sales mix.

Selling, general and administrative expenses decreased 40 basis points to 29.2% of total revenue. SG&A included 30 basis points of tariff refund related reinvestment. The remaining year-over-year decrease primarily reflected lower payroll expenses partially offset by higher marketing and depreciation.

Adjusted selling, general and administrative expenses inclusive of transition services agreement income, net decreased 50 basis points as a percent of total revenue and included 30 basis points of tariff refund related reinvestment.

Transition services agreement income, net was $18 million for services provided between Dollar Tree and Family Dollar following the sale.

Operating income was $690 million and operating income margin was 14.1%. Operating income margin expanded 900 basis points versus the prior year period and included a 650 basis point benefit related to the net impact of tariff refunds. Adjusted operating income margin expanded 890 basis points including a 650 basis point benefit related to the net impact of tariff refunds.

The Company’s effective tax rate was 25.0%, compared to 25.5% in the prior-year period.

Income from continuing operations was $515 million and diluted earnings per share was $2.70, including a $1.31 benefit related to the net impact of tariff refunds.

The Company repurchased 5.6 million shares of its common stock during the second quarter of fiscal 2026 for $605 million, excluding applicable excise tax.

As of August 1, 2026, the Company had $2.5 billion remaining under its share repurchase authorization, $1.1 billion of cash and cash equivalents, no commercial paper outstanding, and no borrowings under its revolving credit facility.

Year-to-Date Results

Results for the 26 weeks ended August 1, 2026 are presented on a continuing operations basis. Continuing operations reflect the results of the Dollar Tree U.S. and Dollar Tree Canada banners.

Unless otherwise noted, all comparisons are to the prior-year 26 weeks ended August 2, 2025 for the results of continuing operations.

Net sales increased 7.1% to $9.9 billion. Comparable store net sales increased 3.6%, driven by a 3.9% increase in average ticket, partially offset by a 0.3% decrease in traffic.

Gross profit increased 21.9% to $3.9 billion and gross profit margin expanded 480 basis points to 39.8%, which includes a 340 basis point benefit from the net impact of tariff refunds. The remaining year-over-year improvement reflected higher mark-up from pricing initiatives, lower shrink and lower import freight costs, partially offset by higher tariff costs.

Selling, general and administrative expenses were 28.5% of total revenue, compared with 28.4% in the prior-year period. The increase primarily reflected higher marketing investments, general liability costs and depreciation expense from store investments, partially offset by lower payroll expenses.

Adjusted selling, general and administrative expenses inclusive of transition services agreement income, net decreased 20 basis points as a percent of total revenue.

Transition services agreement income, net was $39 million for services provided between Dollar Tree and Family Dollar following the sale.

Operating income increased 89.1% to $1.16 billion and operating income margin expanded approximately 510 basis points to 11.8%. Adjusted operating income margin expanded 500 basis points including a 320 basis point benefit related to the net impact of tariff refunds.

The Company’s effective tax rate was 25.0%, compared with 25.8% in the prior-year period.

Income from continuing operations was $862 million and diluted earnings per share from continuing operations was $4.44, including a $1.29 net benefit of tariff refunds.

The Company repurchased 11.1 million shares for $1.2 billion, excluding applicable excise tax.

Fiscal 2026 Outlook

•Net sales from continuing operations of $20.5 billion to $20.7 billion, based on comparable store net sales growth of 3% to 4%

•Approximately 400 new store openings and 75 closings

•Adjusted diluted EPS of $7.70 to $8.05 including an approximate $0.60 benefit related to the net impact of tariff refunds

Third Quarter 2026 Outlook

•Net sales from continuing operations of $5.0 to $5.1 billion, based on comparable store net sales growth in the range of 3.0% to 4.0%.

•Third quarter diluted EPS is currently expected to be in the range of $0.80 to $0.95 including an approximate $0.50 impact related to tariff refund reinvestments

Conference Call Information

On August 27, 2026, the Company will host a conference call to discuss its earnings results at 8:00 a.m. Eastern Time. The telephone number for the call is (877) 407-3943 or (201) 689-8855. A recorded version of the call will be available for seven days after the call and may be accessed by dialing (877) 660-6853 or (201) 612-7415. The access code is 13762117. A webcast of the call is also accessible through the Investor Relations portion of the Company’s website.

Supplemental financial information for the second quarter is available on the Investor Relations portion of the Company’s website, at https://corporate.dollartree.com/investors.

Dollar Tree, Inc., headquartered in Chesapeake, VA, is one of North America’s largest and most loved value retailers, known for delivering great value, convenience, and a “thrill-of-the-hunt” discovery shopping experience. With a team of more than 150,000 associates, Dollar Tree operates more than 9,400 stores and 19 distribution centers across 48 contiguous states and seven Canadian provinces under the brands Dollar Tree and Dollar Tree Canada. The Company is committed to being a responsible steward of its business – supporting its people, serving its communities, and creating lasting value. To learn more about the Company, visit www.DollarTree.com.

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). From time to time, the Company supplements the reporting of its financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP financial measures we have disclosed include adjusted corporate selling, general and administrative expenses, exclusive and inclusive of transition services agreement income, net; adjusted corporate selling, general and administrative expenses, exclusive and inclusive of transition services agreement income, net as a percentage of total revenue; adjusted selling, general and administrative expenses, exclusive and inclusive of transition services agreement income, net; adjusted selling, general and administrative expenses, exclusive and inclusive of transition services agreement income, net as a percentage of total revenue; adjusted selling, general and administrative expenses, exclusive of corporate selling, general and administrative expenses; adjusted selling, general and administrative expenses, exclusive of corporate selling, general and administrative expenses as a percentage of total revenue; adjusted operating income; adjusted operating income margin; adjusted income from continuing operations; adjusted income from continuing operations as a percentage of total revenue; adjusted diluted earnings per share - continuing operations; and adjusted effective tax rate, in each case with respect to our continuing operations; and free cash flow.

Reconciliations of the non-GAAP financial measures to the corresponding amounts prepared in accordance with GAAP appears in the tables under the heading “Reconciliation of Non-GAAP Financial Measures” below. These tables provide additional information regarding the adjusted measures.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements relating to our business and financial outlook for fiscal 2026, including without limitation our expectations regarding net sales, comparable store sales and adjusted diluted earnings per share for the third fiscal quarter and full fiscal year 2026, new store openings and closings for 2026 and various factors that are expected to impact our quarterly and annual results of operations for fiscal 2026; the direct and indirect impacts of current and potential tariffs and other trade-related measures and our plans to mitigate those impacts; tariff refunds and our reinvestment plans; our plans and expectations regarding our business, including the impact of various initiatives, investments, and strategies on the company’s performance and prospects for long-term growth; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 16, 2026, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. Except as otherwise required by law, we are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Daniel Delrosario
Senior Vice President, Investor Relations and Treasurer
Investorinfo@dollartree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Revenues
Net sales	$4,886.5	$4,566.8	$9,857.0	$9,203.3
Other revenue	4.7	3.6	10.0	6.8
Total revenue	4,891.2	4,570.4	9,867.0	9,210.1
Expenses and other operating items
Cost of sales	2,792.2	2,996.7	5,933.2	5,983.7
Selling, general and administrative expenses	1,426.6	1,350.7	2,809.2	2,619.3
Transition services agreement income, net	17.7	8.0	38.8	8.0
Operating income	690.1	231.0	1,163.4	615.1
Interest expense, net	17.8	22.8	34.1	45.5
Other income, net	(14.1)	(0.4)	(19.5)	(62.1)
Income from continuing operations before income taxes	686.4	208.6	1,148.8	631.7
Provision for income taxes	171.9	53.1	287.0	162.7
Income from continuing operations	514.5	155.5	861.8	469.0
Income from discontinued operations, net of tax	—	32.9	—	62.8
Net income	$514.5	$188.4	$861.8	$531.8
Net earnings per share:
Basic from continuing operations	$2.70	$0.75	$4.45	$2.23
Basic from discontinued operations	—	0.16	—	0.30
Basic per share of common stock	$2.70	$0.91	$4.45	$2.53
Basic weighted average number of shares	190.6	207.3	193.7	210.4

Diluted from continuing operations	$2.70	$0.75	$4.44	$2.22
Diluted from discontinued operations	—	0.16	—	0.30
Diluted per share of common stock	$2.70	$0.91	$4.44	$2.52
Diluted weighted average number of shares	190.9	207.8	194.1	210.8

Selling, general and administrative expense rate	29.2%	29.6%	28.5%	28.4%
Transition services agreement income, net as a percentage of total revenue	0.4%	0.2%	0.4%	0.1%
Operating income margin	14.1%	5.1%	11.8%	6.7%
Income from continuing operations before income taxes as a percentage of total revenue	14.0%	4.6%	11.6%	6.9%
Effective tax rate	25.0%	25.5%	25.0%	25.8%
Income from continuing operations as a percentage of total revenue	10.5%	3.4%	8.7%	5.1%

The selling, general and administrative expense rate and operating income margin are calculated by dividing the applicable amount by total revenue.
Amounts in tables above may not recalculate due to rounding.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	August 1, 2026	January 31, 2026	August 2, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$1,058.1	$717.8	$666.3
Merchandise inventories	2,452.2	2,495.4	2,683.4
Other current assets	234.3	233.0	264.2
Total current assets	3,744.6	3,446.2	3,613.9
Restricted cash	43.7	42.9	77.5
Property, plant and equipment, net	5,100.9	4,959.6	4,652.4
Operating lease right-of-use assets	4,559.1	4,435.1	4,393.2
Goodwill	422.1	423.2	422.4
Deferred income taxes, net	1.7	1.0	85.5
Other assets	157.5	158.2	140.0
Total assets	$14,029.6	$13,466.2	$13,384.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$—	$—	$299.5
Current portion of operating lease liabilities	1,011.0	1,000.2	976.7
Accounts payable	1,626.5	1,530.7	1,593.8
Other current liabilities	665.6	697.7	616.9
Total current liabilities	3,303.1	3,228.6	3,486.9
Long-term debt, net	2,933.5	2,431.7	2,429.7
Operating lease liabilities, long-term	3,726.3	3,623.7	3,636.8
Deferred income taxes, net	347.9	153.3	—
Income taxes payable, long-term	23.4	29.7	27.6
Other liabilities	270.1	244.3	198.8
Total liabilities	10,604.3	9,711.3	9,779.8
Shareholders' equity	3,425.3	3,754.9	3,605.1
Total liabilities and shareholders' equity	$14,029.6	$13,466.2	$13,384.9

The January 31, 2026 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	26 Weeks Ended
	August 1, 2026	August 2, 2025
Cash flows from operating activities:
Net income	$861.8	$531.8
Income from discontinued operations, net of tax	—	62.8
Income from continuing operations	$861.8	$469.0
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	356.8	313.1
Provision for deferred income taxes	193.9	158.7
Stock-based compensation expense	40.7	31.6
Impairments	0.4	0.1
Gain on insurance proceeds related to fixed assets	—	(41.0)
Other non-cash adjustments to income from continuing operations	22.6	14.6
Changes in operating assets and liabilities:
Merchandise inventories	40.2	(7.4)
Income taxes receivable	3.0	(18.0)
Other current assets	(4.4)	(52.7)
Other assets	(17.0)	(17.3)
Accounts payable	97.2	(114.0)
Income taxes payable	—	(121.0)
Other current liabilities	(38.6)	41.1
Other liabilities	19.4	15.5
Operating lease right-of-use assets and liabilities, net	(10.5)	(33.1)
Net cash provided by operating activities of continuing operations	1,565.5	639.2
Cash flows from investing activities:
Capital expenditures	(498.8)	(493.9)
Proceeds from sale of discontinued operations	—	668.0
Cash divested from sale of discontinued operations	—	(246.0)
Proceeds from insurance recoveries	—	50.0
Proceeds from (payments for) fixed asset disposition	(1.0)	0.7
Net cash used in investing activities of continuing operations	(499.8)	(21.2)
Cash flows from financing activities:
Proceeds from long-term debt	500.0	—
Principal payments for long-term debt	—	(1,000.0)
Debt-issuance costs	—	(3.8)
Proceeds from commercial paper notes	—	3,692.9
Repayments of commercial paper notes	—	(3,393.7)
Proceeds from stock issued pursuant to stock-based compensation plans	3.8	4.9
Cash paid for taxes on exercises/vesting of stock-based compensation	(18.7)	(12.1)
Payments for repurchase of stock	(1,208.9)	(924.2)
Net cash used in financing activities	(723.8)	(1,636.0)
Cash flows from discontinued operations:
Net cash provided by operating activities of discontinued operations	—	343.3
Net cash used in investing activities of discontinued operations	—	(79.8)
Net cash provided by discontinued operations	—	263.5
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.8)	0.6
Net change in cash, cash equivalents and restricted cash	341.1	(753.9)
Cash, cash equivalents and restricted cash at beginning of period	760.7	1,511.2
Cash, cash equivalents and restricted cash at end of period	$1,101.8	$757.3

DOLLAR TREE, INC.
Store Activity and Selected Sales Data
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Store Count:
Beginning	9,382	9,016	9,282	8,881
New stores	75	106	188	254
Stores converted from Family Dollar (a)	—	36	—	41
Closings	(21)	(10)	(34)	(28)
Ending	9,436	9,148	9,436	9,148
Selling Square Footage (in millions)	84.0	81.2	84.0	81.2
Growth Rate (Square Footage)	3.4%	8.0%	3.4%	8.0%

			52 Weeks Ended
			August 1, 2026	August 2, 2025
Sales per Square Foot (b)			$243	$237

(a)	Stores converted from a Family Dollar store to a Dollar Tree store are reflected in the table above when they re-opened as a Dollar Tree store.
(b)	Sales per square foot is calculated based on total net sales for the reporting period divided by the average selling square footage during the period.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company discloses certain financial measures not derived in accordance with GAAP. These non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position, liquidity, or cash flows. The non-GAAP financial measures we have disclosed include adjusted corporate selling, general and administrative expenses, exclusive and inclusive of transition services agreement income, net; adjusted corporate selling, general and administrative expenses, exclusive and inclusive of transition services agreement income, net as a percentage of total revenue; adjusted selling, general and administrative expenses, exclusive and inclusive of transition services agreement income, net; adjusted selling, general and administrative expenses, exclusive and inclusive of transition services agreement income, net as a percentage of total revenue; adjusted selling, general and administrative expenses, exclusive of corporate selling, general and administrative expenses; adjusted selling, general and administrative expenses, exclusive of corporate selling, general and administrative expenses as a percentage of total revenue; adjusted operating income; adjusted operating income margin; adjusted income from continuing operations; adjusted income from continuing operations as a percentage of total revenue; adjusted diluted earnings per share - continuing operations; and adjusted effective tax rate, in each case with respect to our continuing operations. The Company believes providing additional information in these non-GAAP measures that exclude the unusual expenses and income described below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual expenses. The Company has included a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures in the following tables.

1.)
During the first quarter of fiscal 2025, the Company entered into a definitive agreement to sell the Family Dollar business, and completed the sale on July 5, 2025. We incurred consulting, legal and other expenses related to the sale and separation activities, including costs associated with optimizing the remaining Dollar Tree business post-divestiture. Costs associated with these activities incurred in the second quarter and first half of fiscal 2025 totaled $5.0 million and $8.7 million, respectively.

2.)
During the first quarter of fiscal 2024, a tornado destroyed our Dollar Tree distribution center in Marietta, Oklahoma ("DC 8"). As a result of the destruction, we have incurred losses totaling $129.0 million, consisting of $70.0 million related to damaged inventory and $59.0 million related to property and equipment. These losses are fully insured and therefore not contemplated in the non-GAAP adjustments below. Since the end of the first quarter of fiscal 2024, we have received insurance proceeds totaling $125.0 million related to damaged inventory, and $100.0 million related to damaged property, including $70.0 million in the first quarter of fiscal 2025 and $5.2 million in the first quarter of fiscal 2026. In the fourth quarter of fiscal 2024, we recorded a gain of $29.7 million for insurance proceeds received. We recorded additional gains in the first quarters of fiscal 2025 and fiscal 2026 totaling $61.8 million and $5.2 million, respectively, for insurance proceeds received.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

In addition, the Company discloses free cash flow, a non-GAAP financial measure that we calculate as net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important indicator of our liquidity as it measures the amount of cash we generate from our business operations. Free cash flow may not represent the amount of cash flow available for general discretionary use, because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. The Company has included a reconciliation of free cash flow to the most comparable GAAP measures in the following tables.

A reconciliation of the projected adjusted diluted EPS, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. GAAP measures may include the impact of such items as litigation reserves; restructuring charges; goodwill and intangible asset impairments; natural disasters; our store portfolio optimization review and strategic review and sale of Family Dollar, and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures - Continuing Operations
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Reconciliation of Adjusted Corporate Selling, General and Administrative Expenses, Exclusive of Transition Services Agreement Income, Net
Corporate selling, general and administrative expenses (GAAP)	$130.8	$147.6	$272.6	$289.4
Deduct: Strategic review costs	—	(4.3)	—	(4.4)
Adjusted corporate selling, general and administrative expenses, exclusive of transition services agreement income, net (Non-GAAP)	$130.8	$143.3	$272.6	$285.0
Adjusted corporate selling, general and administrative expenses, exclusive of transition services agreement income, net as a percentage of total revenue (Non-GAAP)	2.7%	3.1%	2.8%	3.1%

Reconciliation of Adjusted Corporate Selling, General and Administrative Expenses, Inclusive of Transition Services Agreement Income, Net
Corporate selling, general and administrative expenses (GAAP)	$130.8	$147.6	$272.6	$289.4
Deduct: Strategic review costs	—	(4.3)	—	(4.4)
Deduct: Transition services agreement income, net	(17.7)	(8.0)	(38.8)	(8.0)
Adjusted corporate selling, general and administrative expenses, inclusive of transition services agreement income, net (Non-GAAP)	$113.1	$135.3	$233.8	$277.0
Adjusted corporate selling, general and administrative expenses, inclusive of transition services agreement income, net as a percentage of total revenue (Non-GAAP)	2.3%	3.0%	2.4%	3.0%

Reconciliation of Adjusted Selling, General and Administrative Expenses, Exclusive of Transition Services Agreement Income, Net
Selling, general and administrative expenses (GAAP)	$1,426.6	$1,350.7	$2,809.2	$2,619.3
Deduct: Strategic review costs	—	(5.0)	—	(8.7)
Adjusted selling, general and administrative expenses, exclusive of transition services agreement income, net (Non-GAAP)	$1,426.6	$1,345.7	$2,809.2	$2,610.6
Adjusted selling, general and administrative expenses, exclusive of transition services agreement income, net as a percentage of total revenue (Non-GAAP)	29.2%	29.4%	28.5%	28.3%

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures - Continuing Operations
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Reconciliation of Adjusted Selling, General and Administrative Expenses, Inclusive of Transition Services Agreement Income, Net
Selling, general and administrative expenses (GAAP)	$1,426.6	$1,350.7	$2,809.2	$2,619.3
Deduct: Strategic review costs	—	(5.0)	—	(8.7)
Deduct: Transition services agreement income, net	(17.7)	(8.0)	(38.8)	(8.0)
Adjusted selling, general and administrative expenses, inclusive of transition services agreement income, net (Non-GAAP)	$1,408.9	$1,337.7	$2,770.4	$2,602.6
Adjusted selling, general and administrative expenses, inclusive of transition services agreement income, net as a percentage of total revenue (Non-GAAP)	28.8%	29.3%	28.1%	28.3%

Reconciliation of Adjusted Selling, General and Administrative Expenses, Exclusive of Corporate Selling, General and Administrative Expenses
Selling, general and administrative expenses (GAAP)	$1,426.6	$1,350.7	$2,809.2	$2,619.3
Deduct: Strategic review costs	—	(0.7)	—	(4.3)
Deduct: Corporate selling, general and administrative expenses	(130.8)	(147.6)	(272.6)	(289.4)
Adjusted selling, general and administrative expenses, exclusive of corporate selling, general and administrative expenses (Non-GAAP)	$1,295.8	$1,202.4	$2,536.6	$2,325.6
Adjusted selling, general and administrative expenses, exclusive of corporate selling, general and administrative expenses as a percentage of total revenue (Non-GAAP)	26.5%	26.3%	25.7%	25.3%

Reconciliation of Adjusted Operating Income
Operating income (GAAP)	$690.1	$231.0	$1,163.4	$615.1
Add: Strategic review costs	—	5.0	—	8.7
Adjusted operating income (Non-GAAP)	$690.1	$236.0	$1,163.4	$623.8
Adjusted operating income margin (Non-GAAP)	14.1%	5.2%	11.8%	6.8%

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures - Continuing Operations
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Reconciliation of Adjusted Income from Continuing Operations
Income from Continuing Operations (GAAP)	$514.5	$155.5	$861.8	$469.0
SG&A adjustments:
Add: Strategic review costs	—	5.0	—	8.7
Non-operating adjustment:
Deduct: Non-operating insurance gain	—	—	(5.2)	(61.8)
Provision for income tax adjustments	—	(1.3)	1.3	13.0
Adjusted income from continuing operations (Non-GAAP)	$514.5	$159.2	$857.9	$428.9
Adjusted income from continuing operations as a percentage of total revenue (Non-GAAP)	10.5%	3.5%	8.7%	4.7%

Reconciliation of Adjusted Diluted Earnings Per Share - Continuing Operations
Diluted earnings per share - continuing operations (GAAP)	$2.70	$0.75	$4.44	$2.22
SG&A adjustments:
Add: Strategic review costs	—	0.02	—	0.04
Non-operating adjustment:
Deduct: Non-operating insurance gain	—	—	(0.03)	(0.29)
Provision for income tax adjustments	—	(0.01)	0.01	0.06
Adjusted diluted earnings per share - continuing operations (Non-GAAP)	$2.70	$0.77	$4.42	$2.03

Reconciliation of Adjusted Effective Tax Rate
Effective tax rate (GAAP)	25.0%	25.5%	25.0%	25.8%
Add/Deduct: Tax impact of non-GAAP adjustments[1]	—%	—%	—%	0.1%
Adjusted effective tax rate (Non-GAAP)	25.0%	25.5%	25.0%	25.9%

[1]Relates to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant tax rates.
Amounts in tables above may not recalculate due to rounding.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Reconciliation of Net Cash Provided by Operating Activities of Continuing Operations to Free Cash Flow from Continuing Operations
Net cash provided by operating activities of continuing operations (GAAP)	$921.5	$260.7	$1,565.5	$639.2
Deduct:
Capital expenditures of continuing operations	(246.3)	(245.1)	(498.8)	(493.9)
Free cash flow from continuing operations (Non-GAAP)	$675.2	$15.6	$1,066.7	$145.3

Net cash provided by (used in) investing activities of continuing operations (GAAP) (c)	$(246.9)	$177.7	$(499.8)	$(21.2)
Net cash used in financing activities (GAAP)	$(622.9)	$(1,196.6)	$(723.8)	$(1,636.0)

(c)	Net cash provided by (used in) investing activities includes capital expenditures, which is included in our computation of free cash flow.